PRIVATE & CONFIDENTIAL

Via Electronic Mail

May 2, 2015

Solgate, Inc.
172 Towers Road
Unit 29,
Woodbridge, ON L4L 8A7, Canada

Re: Letter of Intent

Dear Mr. Lyubchenko:

Primco Management, Inc., a publicly traded company under the symbol OTCBB: PMCM ("**PMCM**", "**Company**") is pleased to provide for your Board's consideration our proposed terms for an acquisition transaction (the "**Transaction**") between PMCM and Solgate, Inc. ("**Solgate**") involving the acquisition by a newly-formed subsidiary of PMCM ("Newco") of all Solgate's tangible and intangible assets, chattels, liabilities, intellectual property, trademark/s and URL (the "**Assets**") as set out in Schedule A, on the proposed terms described below, and subject to due diligence and the negotiation and execution of final definitive agreements for the Transaction (the "Definitive Agreements") by and among PMCM, Newco and Solgate (collectively, the "Parties," and singly, a "Party").

1. **Consideration.** As currently envisioned, PMCM will issue to Solgate 80,000,000 (eighty million) shares of its common stock (the "Stock Consideration") in exchange for the Assets free of all liens, charges and encumbrances, which will be Newco's assets. Newco will be spun off into a new publicly traded company, in exchange for the Assets upon regulatory approval. Solgate may distribute the Stock Consideration to its stockholders upon the registration of the Stock Consideration for resale. As part of the spin-off, post-transaction, PMCM will own 20% of Newco's outstanding common stock. Newco will not make any dilutive issuances of additional Newco Common without the approval of PMCM for three years from the date of the completion of the Transaction. Upon the signing of the Definitive Agreements, Mr. Vadim Lyubchenko will join the Board of Directors of PMCM and will be nominated CEO of Newco until the Newco spin-off is completed, after which Newco's board of directors will appoint or confirm its officers. PMCM will have the right to elect 20% of the board of Newco so long as PMCM owns the Newco common stock.

VL J

2. **Spinoff, Other Corporate Events.** As soon as practicable after signing the Definitive Agreements, PMCM will file a registration statement with the Securities and Exchange Commission (the "Commission") to register the resale of the Stock Consideration by the stockholders of Solgate and will make all other regulatory filings necessary to complete the Transaction with FINRA and the State of Delaware.

3. Post-Merger/ or On Merger Financing. Upon the signing of the Definitive Agreements, PMCM agrees to use its best efforts to assist Newco in raising approximately $5,200,000 in equity and debt financing (the "Financing") to further its business. Any such Financing will be done in strict compliance with the securities laws of the United States. No more than 50% of the Financing may be in the form of debt. Solgate will provide a detailed use of proceeds for the financing as well as any other information required by PMCM or its advisors in connection with the Financing. All terms of the Financing must be approved by Solgate. All costs of the Financing, including sales commissions, advisor fees, legal fees and filing fees will be deducted from the gross proceeds of the Financing. If PMCM and its advisors are unable to secure commitments for the Financing within 120 days of the signing of the Definitive Agreements, any Party may cancel the Transaction, without any liability to any other Party.

4. **Conditions.** This proposal is subject to completing satisfactory due diligence, negotiation of mutually satisfactory Definitive Agreements before the expiration of the Due Diligence Period (as defined below), and final approval of our respective boards of directors, as well as applicable debt holders and regulatory approvals. In addition, the Closing of the Transaction will also be conditioned upon the payment of the investment banking fees and other third-party fees and costs as set forth in respective agreements by and between Solgate, PMCM and respective third parties. Each Party will be responsible for its own expenses if no closing is held. All fees and expenses will be payable from the Financing upon the successful closing of the Transaction.

5. **Documentation.** The Definitive Agreements will contain mutually satisfactory representations, warranties, covenants, indemnities and conditions customary for a transaction of this nature.

6. **Board and Management.** Upon completion of the spin-off, Newco's management will be independent of PMCM, elect and appoint its own officers, directors and employees.

7. **Indemnification.** PMCM, on the one hand, and Solgate, on the other hand, each agree to mutually indemnify the other Party, its board of directors, officers, employees and agents, from any liabilities that could arise from actions or operations of the other Party.

VL

8. **Due Diligence Period and Access**. Upon the execution by both Parties of this letter of intent, the Parties will have a ninety (90) period (the "Due Diligence Period") to perform a due diligence examination of the other Parties, the Transaction and all other relevant matters. During the Due Diligence Period, each Party will make available to the other Parties and their representatives all requested material and information in respect of such Party and its business, management and financial and regulatory affairs, will provide reasonable access during normal business hours to the premises in which such Party conducts its businesses and to its properties and all of its books and records and will provide reasonable access during normal business hours to all officers, key management, representatives, auditors and other advisors of such Party, all as reasonably requested by such other Party

9. **Exclusivity and Good Faith**. Each Party agrees to deal with the other Parties in good faith during the Due Diligence Period. Solgate agrees not to solicit any other person for a merger or financing transaction during the Due Diligence Period.

10. **Governing Law.** This letter of intent and all disputes arising hereunder shall be governed by, and construed in accordance with, the laws and decisions of the State of Delaware without giving effect to its principles of conflicts of law.

11. **Dispute Resolution.** Any dispute regarding the provisions of this letter of intent will be arbitrated pursuant to the rules promulgated by the American Arbitration Association before JAMS Resolution Services in Los Angeles, California, USA.

12. **Miscellaneous**. Each Party will be responsible for its own fees, costs and expenses incurred in connection with the Transaction, with the understanding that all such expenses will be reimbursed through the Financing at the closing of the Transaction, including any registration of the Stock Consideration. This letter may be signed in counterparts, all of the counterparts together constituting one document. Facsimile or email transmission of executed copies of this letter shall constitute complete and valid delivery of an executed letter of intent.

13. **Scope of Letter.** It is not the intention of the Parties that this letter, or any actions of the Parties with respect hereto, be, or be deemed to constitute, a legally binding obligation of the Parties, except as to paragraph 9, above.

We request that you treat this proposal as confidential, other than for necessary discussions with your board and advisors.

VL

This Letter is open for acceptance until 5 p.m. (Eastern Time) on April 5, 2015, by returning to my attention an executed duplicate copy via email.

Very truly yours,

Primco Management, Inc.

By: ______________________
David Michery, Chief Executive Officer

Accepted and Agreed:

Solgate, Inc.

By: ______________________
Vadim Lyubchenko, Chief Executive Officer

VL